Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SOVEREIGN BANCORP, INC.
ARTICLE I
     The name of the Corporation is Sovereign Bancorp, Inc.
ARTICLE II
     The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).
ARTICLE III
     The total number of shares of capital stock which the Corporation shall have authority to issue is 807,500,000 shares, of which 7,500,000 shares shall be shares of Preferred Stock, without par value per share (“Preferred Stock”), and 800,000,000 shares shall be shares of common stock, without par value (“Common Stock”).
     A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or special, preferential or no voting power), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:
PART A
PREFERRED STOCK
     1. Issuance in Series. The Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise required by law or provided in these Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute separate voting groups for the purpose of voting by separate voting groups.
     The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the articles of amendment adopted by the Board of Directors to create such series. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of these Articles of Incorporation.
     2. Series C Non-Cumulative Perpetual Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series C Non-Cumulative Perpetual Preferred Stock” The designation and number, and relative rights, preferences and limitations of the Series C Non-Cumulative Perpetual Preferred Stock, insofar as not already fixed by any other provision of the Articles of Incorporation, shall be as follows:
          Section 1. Designation. The designation of the series of preferred stock shall be Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to each other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock (as hereinafter defined), if any, and will rank senior to Junior Stock (as hereinafter defined) with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 2. Par Value; Number of Shares. Shares of the Series C Preferred Stock shall have no par value. The number of authorized shares of Series C Preferred Stock shall be 8,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by filing an amendment to these Articles of Incorporation pursuant to Section 13.1-639 of the VSCA, stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.
          Section 3. Definitions. As used herein with respect to Series C Preferred Stock:
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not required or permitted by law, regulation or executive order to close in New York, New York or Philadelphia, Pennsylvania.
          “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

          “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
          “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
          “DTC” means The Depositary Trust Company, together with its successors and assigns.
          “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Preferred Directors” shall have the meaning set forth in Section 7 hereof.
          “Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.
          Section 4. Dividends.
          (a) Rate. Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on August 15, 2006; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable is referred to herein as a “Dividend Payment Date”). A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series C Preferred Stock. Dividends on each share of Series C Preferred Stock will accrue, on a non-cumulative basis, on the liquidation preference of $25,000 per share at an annual rate of 7.30%. Dividends, if declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date, which shall be the first day of the calendar month during which the dividend payment date falls, or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors from time to time, which shall not be more than 60 nor less than 10 days prior to such dividend payment date. Dividends payable on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (b) Non-Cumulative Dividends. Dividends on shares of Series C Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series C Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on or before such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized capital stock of the Corporation.
          (c) Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, (i) no dividend or other distribution shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulations on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.
          Section 5. Liquidation Rights.
          (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series C Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series C Preferred Stock upon liquidation, and the rights of the Corporation’s depositors and other creditors, to receive a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
          (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series C Preferred Stock and all such Parity Stock.
          (c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease, exchange or other transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation, including a merger or consolidation in which holders of Series C Preferred Stock receive cash, securities or other property for their shares, be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
          Section 6. Redemption.
          (a) Optional Redemption. The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation) if then required, may redeem, in whole or in part, the shares of Series C Preferred Stock at the time outstanding, at any time on or after May 15, 2011, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series C Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid. The holders of Series C Preferred Stock shall not have the right to require or cause the Corporation to repurchase or redeem the Series C Preferred Stock.

          (b) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
          (c) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of Series C Preferred Stock held by such holders or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.
          (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
          (e) Any redemption of the Series C Preferred Stock is subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation), if such approval is then required.
          Section 7. Voting Rights. The holders of Series C Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:
          (a) Supermajority Voting Rights — Senior Securities. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the creation or issuance, or any increase in the authorized or issued amount of any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation;
          (b) Supermajority Voting Rights — Securities Convertible into Senior Securities. At the election of the Corporation, either (i) the creation or issuance of any obligation or security convertible into, or evidencing the right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation or (ii) the conversion of any convertible security into, or the exercise of any right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall require the affirmative vote or consent of the holders of at least two-thirds of all of the shares, unless the vote or consent of the holders of a greater number of shares shall then be required by law, of (x) Series C Preferred Stock and (y) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose; and
          (c) Supermajority Voting Rights — Amendment. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock whose rights, preferences, privileges or voting powers would be materially and adversely affected that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the amendment, alteration or repeal of any of the provisions of the Corporation’s Articles of Incorporation with respect to the Series C Preferred Stock or any other series of preferred stock, if such amendment, alteration or repeal would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or of the holders thereof; provided, however , that (x) any increase in the amount of authorized preferred stock, the Series C Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof and (y) in no event shall any merger, consolidation or other similar transaction involving the Corporation, including any future transaction contemplated by the Investment Agreement, dated as of October 24, 2005 and amended as of November 22, 2005, between the Corporation and Banco Santander Central Hispano, S.A., require the approval of the holders of the Series C Preferred Stock, except (1) to the extent any right, preference, privilege or voting power of the Series C Preferred Stock is materially and adversely changed as a result of such merger, consolidation or similar transaction, and (2) to the extent required by law.
          (d) Special Voting Right.
          (i) Voting Right. If and whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the Board of Directors will be expanded by two members and the holders of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote together as a single class (to the exclusion of the holders of common stock) for the election of two directors of the Corporation to fill such vacancies (the “Preferred Directors”), provided that the election of the Preferred Directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors, and provided further that the Board of Directors shall at no time include more than two Preferred Directors.

          (ii) Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock, and any other class or series of the Corporation’s stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(d)(i) above, the Board of Directors, within 30 days after the receipt of written request of at least 20% of the aggregate liquidation preference of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) (“Meeting Request”) shall (unless such Meeting Request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a meeting of the holders of Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) for the election of the Preferred Directors to be elected by them as provided in Section 7(d)(iii) below. The Preferred Directors shall each be entitled to one vote on any matter.
          (iii) Notice for Special Meeting. Notice for a special meeting of holders of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) shall be given in the manner provided in the Corporation’s bylaws for a special meeting of the Corporation’s shareholders. The Preferred Directors elected at any special or annual meeting will hold office until the next annual meeting of the Corporation’s shareholders, unless the Preferred Directors have been previously terminated or removed pursuant to Section 7(d)(iv) below. So long as a Nonpayment continues, any vacancy in the office of a Preferred Director (other than prior to the initial election of a Preferred Director) may be filled by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock (together with any and all other class or series of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders.
          (iv) Termination; Removal. If and when full dividends on the Series C Preferred Stock have been regularly paid for at least four subsequent dividend periods, whether or not consecutive, following a Nonpayment on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, the holders of the Series C Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), and the terms of office of the Preferred Directors shall immediately terminate and the number of directors on the Board of Directors shall automatically decrease by two. The Preferred Directors may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(d).
          (e) For purposes of this Section 7, each holder of Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, which is entitled to vote on any matter, will be entitled to vote with respect to such matter, together as a single class, pro rata in accordance with the respective aggregate liquidation preference of all shares of Series C Preferred Stock and such other class or series of preferred stock owned by each holder which is entitled to vote on such matter.
          (f) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series C Preferred Stock to effect such redemption, as provided in Section 6(d) above.
          Section 8. Conversion. The holders of Series C Preferred Stock shall not have any rights to convert such Series C Preferred Stock into shares of any other class of capital stock of the Corporation.
          Section 9. Rank. Notwithstanding anything set forth in the Articles of Incorporation or otherwise provided herein to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Sections 7(a) and 7(b), any class of securities ranking senior to the Series C Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
          Section 11. Unissued or Reacquired Shares. Shares of Series C Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
          Section 12. No Sinking Fund. Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

PART B
COMMON STOCK
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.
     2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.
     3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.
     4. Voting Rights. Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation.
PART C
PROVISIONS APPLICABLE TO ALL CLASSES OF CAPITAL STOCK
     1. No Preemptive Rights. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.
     2. Merger, Share Exchange, Etc. Except as otherwise required in these Articles of Incorporation as they may hereafter be amended, a merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or an amendment to these Articles of Incorporation or dissolution, shall be approved by a majority of the votes cast by each voting group that is entitled to vote on such transaction.
ARTICLE IV
     The initial registered office shall be located at 901 E. Cary Street, Richmond, Virginia 23219 in the City of Richmond, Virginia, and the initial registered agent shall be David W. Robertson, who is an individual who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE V
     The number of Directors shall be 10, but may be increased or decreased at any time by amendment of the Bylaws.
ARTICLE VI
     1. In this Article:
     “applicant” means the person seeking indemnification pursuant to this Article.
     “expenses” includes counsel fees, expert witness fees and costs of investigation, litigation and appeal, as well as amounts expanded in asserting a claim for indemnification.
     “liability” means the obligation to pay a judgment, settlement, penalty, fine or such other obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.
     “party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
     “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative and whether formal or informal.
     2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
     3. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or (ii) any Director, officer, employee or agent who is or was serving at the request of the Corporation as a director (including a member of any advisory board), trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director, officer, employee or agent in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

     4. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly advance or reimburse all expenses, including attorneys’ fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.
     5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.
     6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 3 of this Article.
     The determination shall be made:
          (a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;
          (b) If a quorum cannot be obtained under subsection (a) of this Section 6, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;
          (c) By special legal counsel:
               (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 6; or
               (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section 6 and a committee cannot be designated under subsection (b) of this Section 6, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or
          (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.
     Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

     7. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances or reimburse the expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 of this Article if the applicant furnishes the Corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct described in Section 3 of this Article. Such undertaking shall be an unlimited general obligation of the applicant but need not be secured and shall be accepted without reference to financial ability to make repayment.
     9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.
     10. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined that such provision is not permitted by this Article or applicable laws of the Commonwealth of Virginia.
     11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII
     1. Affiliated Transactions Statute. The Corporation shall not be governed by Article 14 of the VSCA.
     2. Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

Dated: November 5, 2008
David W. Robertson
Incorporator

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